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                                                               EXHIBIT (d)(8)(A)


                             SUBSTITUTION AGREEMENT

            AGREEMENT, made this ________ day of _____________, 2001, by and among New York Life Insurance Company ("New York Life"), Lord, Abbett & Co. ("Lord, Abbett") and New York Life Investment Management LLC ("NYLIM").

            WHEREAS, Mainstay VP Series Fund, Inc. ("MainStay VP") is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("Act"), and MainStay VP issues shares in several different series, each of which is known as a "portfolio";

            WHEREAS, Lord Abbett serves as an investment subadvisor to MainStay VP pursuant to a Sub-Advisory Agreement between Lord, Abbett, MainStay VP and New York Life, dated May 1, 1998, as amended October 1, 1999, (the "Sub-Advisory Agreement");

            WHEREAS, NYLIM was validly organized under the laws of the State of Delaware to succeed to the investment advisory business of New York Life;

            WHEREAS, with respect to the Lord Abbett Developing Growth Portfolio (the "Portfolio"), New York Life wishes to substitute NYLIM in place of New York Life, as a party to the Sub-Advisory Agreement;

            WHEREAS, New York Life has represented to the Directors of MainStay VP that: (i) advisory and other personnel currently servicing the Portfolio will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to MainStay VP and the Portfolio, respectively; (iii) that the investment process that will be used by NYLIM with respect to the Portfolio is identical to that used by New York Life; and (iv) that the substitution will not result in a change in actual control or management within the meaning of Rule 2a-6 of the Act; and

            WHEREAS, under these circumstances, Lord, Abbett agrees to the substitution of NYLIM as a party to the Sub-Advisory Agreement in place of New York Life.

            NOW THEREFORE, it is agreed as follows:

            I. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of New York Life under the Sub-Advisory Agreement.

            II. Performance of Duties. NYLIM hereby assumes and agrees to perform all of New York Life's duties and obligations under the Sub-Advisory Agreement and to be subject to all of the terms and conditions of such agreements as if they applied to NYLIM. Nothing in this Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Sub-Advisory Agreement from services rendered prior to the effective date of this Substitution Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall make New York Life responsible for any claim or demand arising under the


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Sub-Advisory Agreement from services rendered after the effective date of this
Substitution Agreement unless otherwise agreed by New York Life.

            III. Representations. NYLIM represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"). New York Life and NYLIM each represent and warrant that they are under the same control and management, and that substitution of NYLIM as a party to the Sub-Advisory Agreement in place of New York Life shall not result in an "assignment" of the Sub-Advisory Agreement as that term is defined in the Act or the Advisers Act.

            IV. Consents. Lord, Abbett hereby consents to this assumption by NYLIM of the interest, rights and responsibilities of New York Life under the Sub-Advisory Agreement and agrees, subject to the terms and conditions of the said Agreement, to look solely to NYLIM for the performance of advisory duties and obligation under such agreement after the effective date described above.





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            IN WITNESS WHEREOF, the parties hereto have caused this Substitution
Agreement to be executed by their duly authorized officers hereunto daily attested as of the date and year first written above.

                                    Lord, Abbett & Co.



                                    By:_______________________________________
                                    Name:
                                    Title:



                                    New York Life Insurance Company



                                    By:_______________________________________
                                    Name:
                                    Title:



                                    New York Life Investment Management LLC



                                    By:_______________________________________
                                    Name:
                                    Title:




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